Exhibit 1

2020-2021 Financial Institutions (Fidelity) Bond (the “Bond”)

WHEREAS, Rule 17g-1 under the 1940 Act governs the required bonding of the Fund’s officers and employees under a fidelity bond;

WHEREAS, the Trustees desire to approve the Bond for a one- year term ending February 10, 2021; and

WHEREAS, the Trustees of the Fund have considered the premium (including tax) for the Bond of $4,800 it is:

RESOLVED, that the Bond issued by Continental Casualty Company (“CNA”), covering each officer and employee of the Fund against larceny and embezzlement, in the amount of $1.25 million for a one-year term ending February 20, 2021, and in the proposed form presented at this meeting, after consideration of all factors deemed relevant by the Board, including, but not limited to: (i) the expected value of the aggregate assets of the Fund to which any officer or employee of such Fund may have access; (ii) the type and terms of the arrangements made for the custody and safekeeping of such assets; and (iii) the nature of the securities in the Fund’s portfolio, be, and it hereby is, determined to be reasonable in form and amount, and hereby approved;

FURTHER RESOLVED, that the appropriate officers of the Fund be, and each hereby is, authorized to increase the amount of the Bond coverage from time to time to ensure adequate coverage based upon the value of the Fund’s assets and to enable the Fund to remain in compliance with the 1940 Act and the rules promulgated thereunder;

FURTHER RESOLVED, that the Secretary of the Fund or their delegate be, and each hereby is, authorized to make all necessary filings and give all notices and information with respect to such Bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and

FURTHER RESOLVED, that the appropriate officers of the Fund be, and each hereby is, authorized to make any and all payments and to do any and all such further acts, in the name of the Fund and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper, with the advice of counsel, in connection with or in furtherance of the foregoing resolutions.

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